                                                                     EXHIBIT 1

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                          PLAN AND AGREEMENT OF MERGER

                                     AMONG

                           AMERICAN EXPRESS COMPANY,

                          RXP ACQUISITION CORPORATION

                                      AND

                           ROCKFORD INDUSTRIES, INC.


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                            ------------------------

                                NOVEMBER 9, 1998

                            ------------------------

                               TABLE OF CONTENTS

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                                                                                                               PAGE
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
ARTICLE 1           PLAN OF MERGER
                    1.1      The Merger...........................................................................2
                    1.2      Conversion of Shares.................................................................2
                    1.3      Exchange of Certificates.............................................................3
                    1.4      Dividends............................................................................4
                    1.5      Escheat Laws.........................................................................5
                    1.6      Closing of Company Transfer Books....................................................5
                    1.7      Dissenting Shares....................................................................5

ARTICLE 2           CLOSING.......................................................................................6
                    2.1      Time and Place of Closing............................................................6

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF COMPANY AND
                    IDENTIFIED SHAREHOLDERS.......................................................................6
                    3.1      Disclosure Letter; Material Adverse Effect on Company................................6
                    3.2      Organization, Good Standing and Power................................................7
                    3.3      Capitalization.......................................................................7
                    3.4      Company Subsidiaries; Voting Trusts..................................................8
                    3.5      Authority; Enforceability............................................................9
                    3.6      Non-Contravention; Consents..........................................................9
                    3.7      SEC Reports; Company Financial Statements...........................................10
                    3.8      Absence of Certain Changes..........................................................11
                    3.9      Tax Matters.........................................................................12
                    3.10     Litigation..........................................................................15
                    3.11     Material Contracts..................................................................15
                    3.12     Securitization Facilities...........................................................17
                    3.13     Registration Statement, Etc.........................................................17
                    3.14     Employee Benefit Plans..............................................................18
                    3.15     Property............................................................................21
                    3.16     Intellectual Property; Year 2000....................................................22
                    3.17     Labor Relations.....................................................................24
                    3.18     No Violation of Law.................................................................26
                    3.19     Environmental Matters...............................................................26
                    3.20     Insurance Policies..................................................................29
                    3.21     Absence of Certain Business Practices...............................................29
                    3.22     Accounts Receivable and Net Investment in Direct Finance Leases
                             and Loans:  Restricted Cash.........................................................29
                    3.23     Transactions with Affiliates........................................................30

                    3.24     Fairness Opinion....................................................................30
                    3.25     Antitakeover Statutes; Shareholders' Rights Plan....................................30
                    3.26     Board Recommendations...............................................................30
                    3.27     Brokers and Finders.................................................................31
                    3.28     Merger..............................................................................31
                    3.29     Voting Requirements.................................................................31
                    3.30     No Existing Discussions.............................................................31
                    3.31     Representations and Warranties of Identified Shareholders...........................31

ARTICLE 4           REPRESENTATIONS AND WARRANTIES OF PARENT.....................................................32
                    4.1      Organization, Good Standing and Power...............................................32
                    4.2      Capitalization......................................................................33
                    4.3      Authority; Enforceability...........................................................33
                    4.4      Non-Contravention; Consents.........................................................33
                    4.5      SEC Reports.........................................................................34
                    4.6      Registration Statement, Etc.........................................................35
                    4.7      Litigation..........................................................................35
                    4.8      No Violation of Law.................................................................35
                    4.9      Brokers and Finders.................................................................35
                    4.10     Merger..............................................................................36

ARTICLE 5           CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
                    CERTAIN COVENANTS............................................................................36
                    5.1      Access and Information..............................................................36
                    5.2      Conduct of Business Pending Merger..................................................36
                    5.3      Fiduciary Duties....................................................................42
                    5.4      Certain Fees........................................................................42
                    5.5      Takeover Statutes; Inconsistent Actions.............................................43
                    5.6      Consents............................................................................43
                    5.7      Reasonable Efforts; Further Assurances; Cooperation.................................44
                    5.8      NYSE Listing........................................................................45
                    5.9      Notice..............................................................................45
                    5.10     Registration Statement; Shareholder Approvals.......................................45
                    5.11     Expenses............................................................................46
                    5.12     Press Releases; Filings.............................................................46
                    5.13     Tax Treatment.......................................................................46
                    5.14     Employee Benefits...................................................................47
                    5.15     Stock Options and Warrants..........................................................47
                    5.16     Company Affiliates..................................................................48
                    5.17     Supplements to Disclosure Letter....................................................48
                    5.18     Post-Closing Cooperation by Identified Shareholders.................................48

                    5.19     Indemnification of Directors and Officers and
                             Identified Shareholders.............................................................48
                    5.20     Certain Consents....................................................................49

ARTICLE 6           CONDITIONS PRECEDENT TO MERGER...............................................................50
                    6.1      Conditions to Each Party's Obligations..............................................50
                    6.2      Conditions to Obligations of Company................................................51
                    6.3      Conditions to Obligations of Parent.................................................52

ARTICLE 7           TERMINATION AND ABANDONMENT OF THE MERGER....................................................55
                    7.1      Termination.........................................................................55
                    7.2      Specific Performance and Other Remedies.............................................57
                    7.3      Effect of Termination and Abandonment...............................................57
                    7.4      Termination Date Extension..........................................................57

ARTICLE 8           MISCELLANEOUS................................................................................58
                    8.1      Waiver and Amendment................................................................58
                    8.2      Non-Survival of Representations, Warranties and Agreements..........................58
                    8.3      Notices.............................................................................58
                    8.4      Descriptive Headings; Interpretation................................................59
                    8.5      Counterparts........................................................................60
                    8.6      Entire Agreement....................................................................60
                    8.7      GOVERNING LAW.......................................................................60
                    8.8      Severability........................................................................60
                    8.9      Enforcement of Agreement............................................................60
                    8.10     Assignment..........................................................................60
                    8.11     Liability of Identified Shareholders................................................61
                    8.12     Definition of Company's Knowledge...................................................61
                    8.13     Disclosure Letter ..................................................................61


EXHIBIT 1.1               SHAREHOLDERS' OPTION AGREEMENT
EXHIBIT 5.16              AFFILIATES LETTER

                          PLAN AND AGREEMENT OF MERGER

         PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 9, 1998, among AMERICAN EXPRESS COMPANY, a New York corporation ("Parent"), RXP ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and ROCKFORD INDUSTRIES, INC. , a California corporation ("Company").

         WHEREAS, Parent has formed Sub as a wholly owned subsidiary under the Delaware General Corporation Law (the "DGCL") for the purpose of Sub merging with Company pursuant to the applicable provisions of the DGCL and the California General Corporation Law (the "CGCL") (the "Merger") so that Company will continue as the surviving corporation of the Merger and Company will become a wholly owned subsidiary of Parent;

         WHEREAS, the respective Boards of Directors of Company, Parent and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby and the Board of Directors of Company has recommended that the shareholders of Company approve the Merger upon the terms of this Agreement;

         WHEREAS, the respective Boards of Directors of Parent and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders;

         WHEREAS, concurrently with the execution and delivery of this Agreement, each of Gerry J. Ricco, Larry Hartmann and Brian Seigel (collectively, the "Identified Shareholders") has duly executed and delivered to Parent a Shareholders' Option Agreement pursuant to which, among other things, each of the Identified Shareholders (x) has granted to Parent (i) an irrevocable and continuing option to purchase all of the shares of capital stock of Company owned by him, and (ii) an irrevocable proxy, and (y) has agreed to vote all of the shares of capital stock of Company owned by him in favor of the Merger, on the terms set forth in Exhibit 1.1 (the "Shareholders' Option Agreement");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization; and

         WHEREAS, the Merger described herein is subject to the approval of the shareholders of Company and satisfaction of certain other conditions described in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                 PLAN OF MERGER

         1.1      The Merger

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the provisions of this Agreement, the DGCL and the CGCL, Sub shall be merged with and into Company, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Sub shall cease. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and verified by each of Company and Sub, and thereafter delivered, respectively, to the Secretary of State of California and the Secretary of State of Delaware for filing as provided in the CGCL and the DGCL on the Closing Date (as defined in Section 2.1). The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of California and the Secretary of State of Delaware, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

                  (b) From and after the Effective Time, the Merger shall have all the effects set forth in the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the CGCL and the DGCL, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  (c) The Articles of Incorporation of Company in effect immediately prior to the Effective Time shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the CGCL.

                  (d) The Bylaws of Company in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, in the Articles of Incorporation of the Surviving Corporation and the CGCL.

                  (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         1.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of common stock of the Surviving Corporation.

                  (b) All shares of common stock, no par value per share, of Company ("Company Common Stock") or other capital stock of Company that are owned by Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Subject to Section 1.3(c) and Section 1.7, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.2(b)) shall be converted into a right to receive that number of shares of Parent Common Stock, par value $.60 per share ("Parent Common Stock"), that could be purchased for $11.88 based on the average of the closing price per share of the Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") during the ten (10) consecutive trading days ending on the third full trading day immediately preceding the Effective Time (the "Exchange Ratio"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such Certificates in accordance with Section 1.3, without interest.

         1.3      Exchange of Certificates.

                  (a) As of the Effective Time, Parent shall deposit with a bank or trust company reasonably designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 1 through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto or cash deposited by Parent in accordance with this Section 1.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.2 in exchange for outstanding shares of Company Common Stock, together with cash to be paid in lieu of fractional shares. The aggregate number of shares of Parent Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time, subject to adjustments for non-issuance of fractional shares as provided herein.

                  (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or

Certificates (i) a letter of transmittal (which (x) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and (y) shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive certificates representing that number of whole shares of Parent Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered based upon the Exchange Ratio and cash in lieu of fractional shares as provided in Section 1.3(c).

                  (c) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Fair Market Value at the Effective Time (as defined below) of one share of Parent Common Stock, by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(a). The term "Fair Market Value at the Effective Time" of one share of Parent Common Stock shall be the average of the closing price per share of Parent Common Stock on the NYSE during the ten (10) consecutive trading days ending on the third full trading day immediately preceding the Effective Time.

                  (d) If a certificate for Parent Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (e) The cash paid and shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

         1.4 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the

Effective Time shall be paid to a Company shareholder entitled to receive certificates representing Parent Common Stock until such shareholder has properly surrendered such shareholder's Certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the shareholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for one year after the Effective Time pursuant to this Section 1.4 shall be returned by the Exchange Agent to Parent which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.

         1.5      Escheat Laws. Notwithstanding any other provision of this
Article 1, none of Parent, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any Parent Common Stock, or dividends or distributions thereon or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         1.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for Parent Common Stock in the manner provided in this Article 1.

         1.7 Dissenting Shares. (a) If provided for under the CGCL, notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the CGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of the CGCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Parent Common Stock, upon surrender, in the manner provided in
Section 1.3, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

         (b) Company shall give Parent (i) prompt notice of any demands for appraisal received by Company, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                   ARTICLE 2

                                    CLOSING

         2.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., New York City time, on the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York 10036-4003, or at such other place as may be agreed between Parent and Company.


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                          AND IDENTIFIED SHAREHOLDERS

         As an inducement to Parent and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Company hereby represents and warrants and, pursuant to Section 3.31 only the Identified Shareholders hereby represent and warrant to Parent and Sub as follows:

         3.1      Disclosure Letter; Material Adverse Effect on Company.

                  (a) Prior to the execution and delivery of this Agreement, Company and Parent have delivered to each other a letter (the "Disclosure Letter") setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of such party's representations, warranties or covenants contained in this Agreement.

                  (b) As used in this Agreement, the phrase "Material Adverse Effect on Company" means (i) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would reasonably be expected to result in, with respect to Company and the Company Subsidiaries (as defined in Section 3.4) taken as a whole, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), a diminution or decrease in profits or cash flow, an increase in losses or expenses, an adverse change in the business or financial condition, or any combination thereof involving, individually or in the aggregate more than $1,000,000, (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of Company and the Company Subsidiaries taken as a whole, or (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

                  (c) For purposes of determining whether or not the representations and warranties set forth herein which are qualified by the phrase "Material Adverse Effect on Company" are true and correct and have not been breached, such representations and warranties shall be deemed to be true and correct and not breached unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any exception or "Material Adverse Effect on Company" qualifier), individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Company.

         3.2 Organization, Good Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company has delivered to Parent complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its Bylaws as amended to the date hereof.

         3.3 Capitalization. The authorized capital stock of Company consists of 10,000,000 shares of Common Stock, no par value per share, of which, as of the date of this Agreement, 4,108,785 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, no par value per share, of which, as of the date hereof, 70,000 shares designated as Series A Preferred Stock are issued and outstanding (the "Series A Shares"). The holder of the Series A Shares has agreed to vote the Series A Shares in favor of the Merger and to convert the Series A Shares into Company Common Stock immediately prior to the Effective Time. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Stock Options (as hereinafter defined) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of the date of this Agreement, there were no shares of capital stock or other equity securities of Company outstanding, and, except as set forth in Section 3.3 of the Disclosure Letter, (x) there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, (y) there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock or the Series A Shares, and (z) there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock or other securities. All outstanding options with respect to Company capital stock (the "Company Stock Options"), the identity of the holder thereof, the vesting schedule applicable thereto, the exercise price thereof and the change of control provisions applicable thereto are listed in Section
3.3 of the Disclosure Letter. Complete and accurate copies of the material agreements relating to the Company Stock Options have been provided to Parent. Except as set forth in Section 3.3 of the Disclosure Letter, there are no shareholder agreements, voting trust agreements, or similar contracts, agreements, arrangements, commitments, plans, or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights with respect to any share of Company capital stock to which Company is a party.

         3.4 Company Subsidiaries; Voting Trusts. Section 3.4 of the Disclosure Letter sets forth a correct and complete list of each corporation, association, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, all of the outstanding equity interests (such entities are hereinafter referred to as "Company Subsidiaries"). Except as set forth in Section 3.4 of the Disclosure Letter, there is no corporation, association, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, more than 20% of the outstanding equity interests. Except as disclosed in Section
3.4 of the Disclosure Letter, Company owns, directly or indirectly, all of the equity interests of each Company Subsidiary, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Company Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable, and not subject to any preemptive rights. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or other equity interests or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary is a party. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary is a party. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.5 Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the shareholders of Company. Subject to such approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

         3.6      Non-Contravention; Consents.

                  (a) Except as set forth in Section 3.6(a) of the Disclosure Letter, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or expiration of, accelerate the performance required by, or result in a right of termination, cancellation, expiration or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary, under any of the terms, conditions or provisions of, (x) its Articles of Incorporation, Bylaws or other governing documents, or (y) any note, bond, mortgage, indenture, deed of trust, securitization agreement, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Company; or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 3.6(b), violate any judgment, award, ruling, order, writ, injunction or decree, or any statute, rule or regulation applicable to, Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (b) Except as set forth in Section 3.6(b) of the Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary to be obtained by Company or any Company Subsidiary for the consummation by Company of the transactions contemplated by this Agreement.

         3.7      SEC Reports; Company Financial Statements.

                  (a) Since January 1, 1996, Company has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Parent true copies of all the Company Reports, together with all exhibits thereto. Included in such Company Reports are (i) audited consolidated balance sheets of Company and its subsidiaries at December 31, 1996 and 1997 and the related consolidated results of operations, shareholders' equity and cash flows for the years then ended, and the notes thereto, and (ii) the unaudited consolidated balance sheet of Company and its subsidiaries at June 30, 1998 (the "Interim Balance Sheet") and the related unaudited consolidated results of operations, shareholders' equity and cash flows for the periods then ended and the notes thereto. Company has provided to Parent in Section 3.7 of the Disclosure Letter an unaudited consolidated balance sheet of Company and its subsidiaries at September 30, 1998 (the "September Balance Sheet") and the related unaudited consolidated results of operations, shareholders' equity and cashflows for the period then ended (the "September Income Statement" and, together with the September Balance Sheet, the "September Financial Statements").

                  (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") and the September Financial Statements fairly presented the consolidated financial position of Company and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At September 30, 1998, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) as set forth or reflected in the September Balance Sheet, (ii) for such liabilities and obligations which individually are less than $100,000 and in the aggregate are less than $1,000,000 and were incurred in the ordinary course of business consistent with past practice, or (iii) as set forth in Section 3.7(b) of the Disclosure Letter.

After September 30, 1998, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (i) those liabilities and obligations set forth or reflected on the September Balance Sheet, (ii) for such liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, (iii) to the extent not covered by (i) or (ii), liabilities and obligations which individually are less than $100,000 and which, in the aggregate, do not have and would not reasonably be expected to have a Material Adverse Effect on Company or (iv) as set forth in Section 3.7(b) of the Disclosure Letter.

                  (c) From October 1, 1998 to the date of this Agreement, neither Company nor any Company Subsidiary has taken or omitted to take any action which would have required the consent of Parent if Section 5.2(b) and
(c) of this Agreement had been in effect during such period.

         3.8      Absence of Certain Changes.

                  (a) Except as set forth in Section 3.8(a) of the Disclosure Letter, since January 1, 1998, there has not been (i) any change in the assets, liabilities, results of operations, financial condition or business of Company or any Company Subsidiary which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) any damage, destruction, loss or casualty to property or assets of Company or any Company Subsidiary involving amounts in excess of $100,000 individually or in excess of $250,000 in the aggregate, whether or not covered by insurance, which property or assets are material to the operations or business of Company or any Company Subsidiary, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock or other equity interests of Company, any redemption or other acquisition by Company of any of the capital stock or other equity interests of Company or any split, combination or reclassification of shares of capital stock or other equity interests declared or made by Company or (iv) any agreement to do any of the foregoing.

                  (b) Except as set forth in Section 3.8(b) of the Disclosure Letter or as consented to in writing by Parent, since January 1, 1998, there have not been in respect of Company or any Company Subsidiary (i) any extraordinary losses suffered involving amounts in excess of $100,000 individually or in excess of $250,000 in the aggregate, (ii) any assets with a value in excess of $100,000 individually or in excess of $250,000 in the aggregate which have been mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued, contingent or otherwise) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Company Consolidated Financial

Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or loan or lease accounts receivable or contract balances written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down or write-off (under Statement of Financial Accounting Standards No. 121 or otherwise) of the value of any asset or investment on Company's books or records or any credit loss involving amounts in excess of $100,000 individually or in excess of $250,000 in the aggregate, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice, (viii) any single capital expenditure or commitment in excess of $100,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $250,000 (on a consolidated basis) for additions to property or equipment, (ix) any transactions entered into other than in the ordinary course of business consistent with past practices, (x) any material change in or modification to Company's credit approval/declination criteria and practices or (xi) any agreements to do any of the foregoing.

                  (c) Section 3.8(c) of the Disclosure Letter sets forth a true and complete list of the officers of Company or any Company Subsidiary as of the date of this Agreement and the salary of each such officer on the date of this Agreement and as of January 1, 1998.

                  (d) During the period from January 1, 1998 through October 31, 1998, Company has originated in the aggregate $181.9 million of new leases and loans in the ordinary course of business consistent with past practice. Information relating to the leases and loans originated during the period from January 1, 1998 to September 30, 1998, is set forth in Section 3.8(d) of the Disclosure Letter.

                  (e) Section 3.8(e) of the Disclosure Letter identifies all leases and loans of Company and the Company Subsidiaries (whether held directly by Company and the Company Subsidiaries or conveyed to the Securitization Facilities (as defined below)) the scheduled payments under which are 30 days or more overdue as of September 30, 1998.

         3.9      Tax Matters.

                  (a) For purposes of this Agreement, "Taxes" shall mean all taxes (including any tax attributable to Company or any Company Subsidiary ceasing to be a member of an affiliated group as defined in Section 1504(a) of the Code), assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which Company or any Company Subsidiary may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

                  (b) Except as otherwise disclosed in Section 3.9(b) of the Disclosure Letter: (i) all returns, including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with any applicable law, have been duly filed, except where the failure to file does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) all Taxes, deposits or other payments for which Company or any Company Subsidiary may have any liability through the date hereof have been paid in full or are accrued as liabilities for Taxes on the books and records of Company or the Company Subsidiaries, as applicable, except for such Taxes as are not required by GAAP to be accrued or are immaterial in amount, (iii) there are not now any extensions of time in effect with respect to the dates on which any returns or reports of Taxes were or are due to be filed, (iv) all deficiencies asserted as a result of any examination of any return or report of Taxes have been paid in full or accrued on the books of each of Company and the Company Subsidiaries, (v) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or, to the knowledge of Company, threatened, and no audit or investigation of any return or report of Taxes is currently underway, pending or, to the knowledge of Company, threatened, (vi) there are no outstanding waivers or agreements by Company or any Company Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by Company or any Company Subsidiary or any other matter pending between Company or any Company
Subsidiary and any taxing authority, and (vii) there are no liens for Taxes upon any property or assets of Company or any Company Subsidiary except liens for current Taxes not yet due, nor are there any liens which, to the knowledge of Company, are pending or threatened.

                  (c) In each case, adequate provision, including provision in the deferred tax account, has been made in the audited consolidated balance sheets of Company and its subsidiaries that are part of the Company Consolidated Financial Statements for all deferred and accrued Tax liabilities of Company and the Company Subsidiaries as of their respective dates with respect to operations for periods ending on such dates.

                  (d) Company has delivered to Parent true and complete copies of all federal and state income tax returns (together with any Revenue Agent's Reports) relating to the operations of Company and the Company Subsidiaries for the taxable years ended since December 31, 1994.

                  (e) None of Company or the Company Subsidiaries has filed a consent pursuant to Section 341(f) of the Code. None of Company, the Company Subsidiaries or any predecessor in interest of such party, has filed, or may be deemed to have filed, any election under Section 338 of the Code.

                  (f) Except as set forth in Section 3.9(f) of the Disclosure Letter, neither Company nor any Company Subsidiary has made any payment which constitutes an "excess parachute payment" within the meaning of
Section 280G of the Code, and no payment by Company or any Company Subsidiary required to be made under any contract will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (g) None of Company and the Company Subsidiaries is a party to any tax allocation or tax sharing agreement.

                  (h) None of Company and the Company Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was Company).

                  (i) Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where the failure to withhold or pay such Taxes would not have a Material Adverse Effect on Company.

                  (j) Except as set forth in Section 3.9(j) of the Disclosure Letter and to Company's knowledge: (i) none of Company or the Company Subsidiaries is a partner or a member of any entity treated as a partnership for federal or state income tax purposes; (ii) none of Company or the Company Subsidiaries has any deferred items (or items not yet taken into account) under Treasury Regulations ss.ss. 1.1502-13 or 14; (iii) none of Company or the Company Subsidiaries has an "excess loss account" as defined in Treasury Regulations ss. 1.1502-19 with respect to the stock of any corporation included as a member of the consolidated group of which Company is the common parent; (iv) none of Company or the Company Subsidiaries owns or leases any real property not disclosed in Section 3.11 of the Disclosure Letter; (v) none of Company or the Company Subsidiaries is required to include any material amount in income or make any material adjustment under Section 481 or 482 of the Code for any taxable period ended after December 31, 1997; (vi) none of Company or the Company Subsidiaries has disposed of any property in a transaction being accounted for under the installment method pursuant to
Section 453 of the Code; (vii) since April 16, 1997, none of Company or the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code; (viii) none of Company or the Company Subsidiaries has entered into a closing agreement with any taxing authority that has effect after December 31, 1997; and (ix) none of Company or the Company Subsidiaries has granted a power of attorney to any person that concurrently is in effect with respect to any taxable period that remains open under the applicable statute of limitations.

                  (k) Company maintained a valid election as an S corporation for federal income tax purposes and, except as set forth in Section 3.9(k) of the Disclosure Letter, all applicable state income tax purposes for all taxable periods from January 1, 1987 through December 31, 1994.

         3.10     Litigation.

                  (a) Section 3.10(a) of the Disclosure Letter (i) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Company, threatened (including, without limitation, grand jury investigations, actions or proceedings and workers' compensation suits, actions or proceedings) against Company or any Company Subsidiary and (ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights.

                  (b) Except as set forth in Section 3.10(b) of the Disclosure Letter, there are no judgments or awards for which amounts payable in respect thereof have not been fully satisfied or orders, injunctions, decrees or stipulations (whether rendered by a court, administrative agency, governmental entity or regulatory body or by arbitration, pursuant to a grievance or other procedure) currently in effect against or relating to Company or any Company Subsidiary. To Company's knowledge, there are no events, facts or circumstances giving rise to any claim for indemnification from Company or any Company Subsidiary by any present or former officer or director of Company or any Company Subsidiary related to any act or omission prior to the Closing by such present or former officer or director.

         3.11     Material Contracts. As of the date of this Agreement, Section
3.11 of the Disclosure Letter contains a correct and complete list of the following (the "Material Contracts"):

                  (a) all bonds, debentures, notes, loans, credit, loan or securitization agreements or commitments, mortgages, indentures or guarantees to which Company or any Company Subsidiary is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving amounts in excess of $50,000 individually or $1,000,000 in the aggregate (other than leases to which Company or any Company Subsidiary is the lessor);

                  (b) (i) all leases to which Company or any Company Subsidiary is a lessee or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving an annual commitment rental or other payment in excess of $100,000 individually (the "Disclosed Leases") and (ii) all leases and loan/financing agreements and instruments to which Company or any Company Subsidiary is a lessor or lender as of October 29, 1998 which have not been sold, transferred or conveyed to a non-recourse lender and which involve original equipment costs in excess of $50,000 individually;

                  (c) all contracts or agreements which limit or restrict Company, any Company Subsidiary or, to Company's knowledge, any of the officers, key employees or business partners of Company from engaging in any business in any jurisdiction and all contracts or agreements that limit or restrict others from competing with Company or any Company Subsidiary in any jurisdiction;

                  (d) all contracts or agreements requiring Company or any Company Subsidiary to register the resale of its capital stock or securities under federal or state securities law;

                  (e) all agreements with non-recourse lenders to which Company or any Company Subsidiary is a party;

                  (f) all contracts, agreements or arrangements (whether written or oral) between Company or any Company Subsidiary and a business partner or sales representative;

                  (g) representative samples of each type of lease, promissory note, security agreement and related financing agreements and instruments used by Company or any Company Subsidiary in the conduct of its business;

                  (h) all agreements with vendors, manufacturers and distributors to which Company or any Company Subsidiary is a party involving an annual commitment or annual payment by any party to such contract or commitment of more than $100,000 individually;

                  (i) all partnership, joint venture, or similar contracts or agreements and all contracts or agreements relating to the future disposition or acquisition of any assets or properties to which Company or any Company Subsidiary is a party, other than dispositions or acquisitions in the ordinary course of business consistent with past practices;

                  (j) all powers of attorney or comparable delegations of authority granted by Company or any Company Subsidiary; and

                  (k) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) of this Section 3.11 and the Company Benefit Plans) to which Company or any Company Subsidiary is a party or by which its properties or assets may be bound involving an annual commitment or annual payment by any party to such contract or commitment of more than $100,000 individually.

         True and complete copies of all Material Contracts, including all amendments, have been made available to Parent. The Material Contracts are valid and enforceable in accordance with their respective terms with respect to Company and any Company Subsidiary and valid and, to the knowledge of Company, enforceable in accordance with their respective terms with respect to any other party to a Material Contract, in each case to the extent material to the business and operations of Company and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there is not under any of the Material Contracts any existing breach, default or event of default by Company or any Company

Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company or any Company Subsidiary, nor has Company received notice of, or made a claim with respect to, any breach or default by any other party to a Material Contract.

         3.12 Securitization Facilities. Schedule 3.12 identifies each of the principal agreements evidencing the two securitization facilities pursuant to which Company has caused certain of its equipment leases and other chattel paper to be conveyed to trusts for purposes of selling interests in such chattel paper to Centre Square Funding Corporation and SunAmerica Life Insurance Company, respectively (such agreements being collectively referred to herein as the "Securitization Agreements" and being individually referred to herein by the terms specified for the respective agreements in Schedule 3.12). All representations and warranties made at any time and from time to time by Company or any Company Subsidiary in the Securitization Agreements were true and correct in all material respects when made or deemed to have been made thereunder. All "Lease Contracts" and "Equipment" (as such terms are defined in the Securitization Agreements) conveyed by Company to Company Subsidiaries pursuant to the Equipment Purchase Agreements, and all "Lease Contracts" and related properties and interests conveyed to the trusts under the Pooling and Servicing Agreements, satisfy in all material respects the applicable eligibility criteria and conditions set forth in the Securitization Agreements, including without limitation, Section 3.02 of each Equipment Purchase Agreement and Section 3.02 of each Certificate Purchase Agreement. Each of Company and Company Subsidiaries that are parties to the Securitization Agreements has performed in all material respects its obligations and observed and complied in all material respects with those conditions and requirements applicable to it or its properties under the Securitization Agreements. No "Trigger Event", "Funding Period Trigger Event" or "Servicer Default" under the Pooling and Servicing Agreements, or any other default or breach by Company or any Company Subsidiary under the Securitization Agreements, has occurred, and neither Company nor any Company Subsidiary has received notice from any other party to the Security Agreements asserting or otherwise indicating that any such "Trigger Event", "Funding Period Trigger Event", "Servicer Default" or other default or breach has occurred. Neither Company nor any Company Subsidiary that is a party to the Securitization Agreements has been required to repurchase any "Lease Contracts" under the terms of the Securitization Agreements.

         3.13 Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the Merger (the "Registration Statement"), and (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Merger, will, at the respective times such documents are filed with the SEC and, in the case of the Registration Statement, when it becomes effective, or at the time any amendment or supplement thereto becomes effective, cause such documents to contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Proxy Statement, when first mailed to the shareholders of Company or at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

         3.14     Employee Benefit Plans.

                  (a) For purposes of this Section 3.14, the term "Company Benefit Plan" means any plan, program, fund, policy or contract which, through which or under which Company or any Company ERISA Affiliate (as defined in Section 3.14(b)) provides or has an obligation to provide benefits or compensation to or on behalf of employees or former employees of Company or any Company ERISA Affiliate whether or not written, including but not limited to the following:

                  (i) any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

                  (ii) any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, or any plan, fund or program providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                  (iii) any stock purchase, vacation, scholarship, sick days, day care, prepaid legal services, dependent care or other fringe benefits plans, programs or contracts.

Each Company Benefit Plan is identified in Section 3.14 of the Disclosure
Letter.

                  (b) For purposes of this Section 3.14 the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  (c) Company and each Company ERISA Affiliate is in compliance with the requirements prescribed by all statutes, orders and governmental rules and regulations applicable to Company Benefit Plans. All reports and disclosures relating to Company Benefit Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be properly completed and filed or furnished in a timely manner and in accordance with applicable laws, including, without limitation, Internal Revenue Service (the "IRS"), Department of Labor (the "DOL") and Pension Benefit Guaranty Corporation ("PBGC") Form 5500. Each Company Benefit Plan has been administered according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the plan has been administered in accordance with the provisions of those statutes, regulations and rulings) and applicable law.

                  (d) Neither Company nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, either directly or indirectly (whether by reimbursing another employer or otherwise) contributions to or under any plan, program or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). Company does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to former employees of Company. There is no lien upon any property of Company or any Company ERISA Affiliate outstanding except as required by Part 6 of Title I of ERISA pursuant to Section 412(n) of the Code or Section 302(f) of ERISA in favor of any Company Benefit Plan. No assets of Company or any Company ERISA Affiliate have been provided as security for any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

                  (e) Company has provided to Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan identified in Section 3.14 of the Disclosure Letter: (1) the most recent documents, including any insurance contracts and trust agreements, setting forth the terms of each Company Benefit Plan, or if there are no such documents evidencing a Company Benefit Plan, a full description of such Company Benefit Plan, (2) the most recent ERISA summary plan description and the most recent version of other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Company Benefit Plan, (4) each favorable determination letter, opinion or ruling from the IRS for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the DOL or the PBGC with respect to any such Company Benefit Plan.

                  (f) Each Company Benefit Plan identified in Section 3.14 of the Disclosure Letter that is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Except for Company's 401(k) Plan (the "Company 401(k) Plan"), neither Company nor any Company ERISA Affiliate maintains or previously maintained a Company Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. Except as set forth in Section 3.14(f) of the Disclosure Letter, a determination letter has been issued by the IRS to the effect that the Company 401(k) Plan qualifies under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code and such determination letter remains in effect and has not been revoked. The Company 401(k) Plan has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3), 401(m)(2) and 415 of the Code for each plan year ending prior to the Closing Date.

                  (g) There are no actions, audits, suits or claims which are pending or threatened against any Company Benefit Plan, any fiduciary of any of the Company Benefit Plans with respect to the Company Benefit Plans or against the assets of any of the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans and except for routine actions to join a Company Benefit Plan in a divorce proceeding in order to effect a "qualified domestic relations order" (as defined in Section 414(p) of the Code) as required under the California Family Code or other similar state law.

                  (h) Company and each Company ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. The assets of all the Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust and shown on the books and records of each such trust at their fair market value, and the assets of each such Company Benefit Plan shown at such fair market value equal or exceed the liabilities of each such plan. The liabilities of each other Company Benefit Plan are properly and accurately reported on the financial statements and records of Company to the extent such reporting is required. The assets of each Company Benefit Plan are reported at their fair market value on the books and records of each plan.

                  (i) Neither Company nor any Company ERISA Affiliate is subject to any liability, tax or penalty whatsoever to any person whomsoever as a result of Company's or any Company ERISA Affiliate's engaging in a breach of fiduciary duty or a prohibited transaction under ERISA or the Code, and Company has no knowledge of any circumstances which might result in any such liability, tax or penalty as a result of any breach of fiduciary duty under ERISA or in any duty to indemnify any other person for any such liability.

                  (j) No payment required to be made to any employee associated with Company or any Company Subsidiary as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (k) Company and each Company ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and ERISA Sections 601 through 608.

                  (l) The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Benefit Plan or any employment agreement or contract or otherwise because of an acceleration or increase of any of the rights or benefits to which employees of Company or any Company ERISA Affiliate may be entitled thereunder except for stock options granted by Company and certain employment agreements disclosed under Section 3.17.

                  (m) Company has made no representations or warranties contractually or otherwise to any client or customer of Company that Company employees rendering services to such client or customer cannot be treated as "leased employees" (within the meaning of Section 414(n) of the Code) of such client or customer or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of Company.

         3.15     Property.

                  (a) Company and the Company Subsidiaries have good and valid title to or valid leasehold interests in its properties reflected in the Company Reports and the Interim Balance Sheet or acquired after July 1, 1998 (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Interim Balance Sheet and (b) (i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and
(iii) liens, mortgages, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which either individually or in the aggregate do not have a material adverse effect on Company's or any of the Company Subsidiaries' use of the property affected.

                  (b) Company or one of the Company Subsidiaries has physical possession of all real property, equipment and other assets which are covered by Disclosed Leases.

                  (c) The structures and equipment owned or leased by each of Company and the Company Subsidiaries are, to Company's knowledge, structurally sound with no defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put, except for any such circumstances which, individually or in the aggregate, do not have or would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Company.

                  (d) The rights, properties and other assets presently owned, leased or licensed by each of Company and the Company Subsidiaries and reflected on the Interim Balance Sheet and the

September Balance Sheet include all rights, properties and other assets necessary to permit Company and the Company Subsidiaries to conduct their businesses in the same manner as such businesses are currently conducted and as they have been conducted since December 31, 1995, without any need for replacement, refurbishment or extraordinary repair except in the ordinary course of business consistent with past practice.

         3.16     Intellectual Property; Year 2000

                  (a) Section 3.16(a) of the Disclosure Letter sets forth a complete and accurate list and description of (i) all United States federal, state and foreign patents, registered trademarks, trade names, registered service marks, copyrights (including any registrations and applications therefor) and all trade secrets, technology, processes, inventions and other intellectual property owned by Company or any Company Subsidiary that are material to the business of each of Company and the Company Subsidiaries as conducted as of the date hereof (hereinafter the "Intellectual Property Rights") and (ii) all United States federal, state and foreign patents, registered trademarks, trade names, registered service marks, copyrights (including any registrations and applications therefor) and all technology, processes, inventions and other intellectual property licensed to Company or any Company Subsidiary that are material to the business of each of Company and the Company Subsidiaries as conducted as of the date hereof (hereinafter the "Licensed Rights"). Except as specifically set forth in Section 3.16(a) of the Disclosure Letter, (i) Company and the Company Subsidiaries own and have the full and exclusive right to use the Intellectual Property Rights and the Intellectual Property Rights are free of any liens, claims or encumbrances, are not subject to any royalty bearing license, and are not subject to any other arrangement requiring any material payment to any person or the obligation to grant material rights to any person in exchange, (ii) the Licensed Rights are free and clear of any material royalties or obligations of Company or the Company Subsidiaries in excess of $50,000 per annum, and (iii) the Intellectual Property Rights and the Licensed Rights are all those rights necessary and material to the conduct of the business of each of Company and the Company Subsidiaries as currently being conducted or currently proposed to be conducted. The validity of the Intellectual Property Rights and title thereto, and the validity of the Licensed Rights, (i) have not been questioned in any prior litigation, (ii) are not being questioned in any pending litigation, and
(iii) to the best knowledge of Company, are not the subject(s) of any threatened or proposed litigation. Except as specifically set forth in Section 3.16(a) of the Disclosure Letter, the business of each of Company and the Company Subsidiaries, as now conducted, does not conflict with, nor has Company or any Company Subsidiary received notice of any claim that such business conflicts with, any patents, trademarks, trade names, service marks or copyrights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or any of the Licensed Rights. Each of Company and the Company Subsidiaries does not know of any infringing use by any third party of the Intellectual Property Rights or the Licensed Rights.

                  (b) Each of Company and the Company Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries. Except as listed in Section 3.16(b) of the Disclosure

Letter, there are no infringement suits, actions or proceedings pending or, to the best knowledge of Company, threatened against Company or any Company Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary, and the transactions contemplated hereby will not result in the loss or impairment of any such ownership or license rights.

                  (c)     (i)     Neither Company nor any Company Subsidiary is
subject to any pending or threatened regulatory action, proceeding or, to the knowledge of Company, any pending or threatened investigation concerning Year 2000 Compliance with respect to all of the services offered by Company and the Company Subsidiaries ("Services") or the operations of Company and the Company Subsidiaries, and, to the knowledge of Company, there is no basis for any such regulatory action, proceeding or investigation the result of which would reasonably be expected to have a Material Adverse Effect on Company. Company and the Company Subsidiaries are in material compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of Company's and the Company Subsidiaries' Services and operations, except to the extent that such non-compliance would not have a Material Adverse Effect on Company. Except as specifically set forth in Section 3.16(c) of the Disclosure Letter, neither Company nor any Company Subsidiary has received notice of a claim against Company or any Company Subsidiary that any of Company's or the Company Subsidiaries' Services are not Year 2000 Compliant exists and, to the knowledge of Company, there is no basis for any such claim or action. Company has furnished or made available to Parent true, correct and complete copies of any material customer agreements or other materials in which Company has furnished assurances as to the Year 2000 Compliance of Company's or the Company Subsidiaries' Services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

                  (ii) All of the internal MIS systems (including hardware, firmware, operating system software, utilities, and applications software) and all systems used in the ordinary course of Company's and the Company Subsidiaries' business by or on behalf of Company or the Company Subsidiaries, including Company's and the Company Subsidiaries' payroll, accounting, billing/receivables, customer service, human resources and e-mail systems, are Year 2000 Compliant except to the extent any non-compliance would not have a Material Adverse Effect on Company.

                  (iii) Except as specifically set forth in Section 3.16(c) of the Disclosure Letter, either Company or the Company Subsidiaries have contacted each material vendor of products or services and each lessor of facilities that are material to Company or the Company Subsidiaries, and their respective Services and operations, to request information from such vendor or lessor as to whether it will be able to continue to furnish its products, services or facilities to Company on and after January 1, 2000 to the extent such vendor or lessor is obligated to do so pursuant to existing agreements.

                  (iv) Except as specifically set forth in Section 3.16(c) of the Disclosure Letter, all of Company's owned facilities in all locations (including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, fax machines, copy machines and equipment) are Year 2000 Compliant.

                  (v) For purposes of this Agreement, Year 2000 Compliant means that the relevant information technology is designed to be used prior to, during and after the calendar year 2000 A.D. and the information technology used during such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries (including the years 1999, 2000 and leap year calculations), and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data.

                  (vi) Company has furnished or made available to Parent with a true, correct and complete copy of any internal memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the Services, operations, systems, supplies, and facilities of Company, the Company Subsidiaries and Company's vendors of which Company has knowledge.

         3.17     Labor Relations.  Except to the extent set forth in Section
3.17 of the Disclosure Letter:

                  (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of Company. There are no collective bargaining agreements to which Company or any Company Subsidiary is a party.

                  (b) During the five years immediately preceding the date hereof, none of Company or the Company Subsidiaries has experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to Company's knowledge, threatened labor disputes. None of Company or the Company Subsidiaries has failed to pay when due any wages, bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, business partner, contractor or other consultant or agent. Neither Company nor any Company Subsidiary has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law, and to the extent any liability arises between the date of this Agreement and the Closing Date as a result of employment actions of Company or the Company Subsidiaries, Company and the Company Subsidiaries will be solely responsible therefor.

                  (c) Each of Company and the Company Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices.

                  (d) There is no unfair labor practice charge or complaint or any other matter against (or to the knowledge of Company, involving) Company or any Company Subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other governmental authority and none of Company's or the Company Subsidiaries' employees as employees of Company or the Company Subsidiaries are or have been represented by a labor organization that was NLRB certified.

                  (e) No certification or decertification question relating to collective bargaining units at the premises of Company or any of the Company Subsidiaries exists or has existed within the past five years.

                  (f) There are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending, or to the knowledge of Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary. No discrimination and/or retaliation claim is pending or, to the knowledge of Company, threatened against Company or the Company Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other Federal Law or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander or other claim under any state law is pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that rises out of the employment or contractor relationship with respect to any employee or contractor or the termination of any such relationship.

                  (g) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending, or to the knowledge of Company, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary.

                  (h) Section 3.17(h) of the Disclosure Letter sets forth a true and correct list of all employees employed by each of Company and the Company Subsidiaries at the date of this Agreement, together with their respective job titles, dates of hire and compensation.

                  (i) No agreement, arbitration or court decision or governmental order in any way limits or restricts any of Company, any Company Subsidiary or Parent from relocating or closing any of the operations of Company or any of the Company Subsidiaries.

                  (j) If Company or any of the Company Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or has, to the knowledge of Company, been threatened against Company or the Company Subsidiaries with the Office of Federal Contract Compliance Programs ("OFCCP") or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

                  (k) No workers' compensation or retaliation claim is pending against Company or the Company Subsidiaries in excess of $250,000 in the aggregate and Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

         3.18 No Violation of Law. The business and operations of Company and the Company Subsidiaries have been conducted in compliance in all material respects with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to fair credit practices, commercial finance companies, zoning, environmental matters, employment law and the safety and health of employees), except where noncompliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as set forth in Section 3.18 of the Disclosure Letter, (i) neither Company nor any Company Subsidiary has been charged with or, to the knowledge of Company, is now under investigation with respect to, a violation in any material respect of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, and (ii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof except for reports the failure to file which does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other governmental authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other governmental authorizations the failure of which to have does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.19 Environmental Matters. Except as set forth in Section 3.19 of the Disclosure Letter and except for those matters which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company:

                  (a) Each of Company and the Company Subsidiaries possesses, and is in compliance with, all permits, licenses and government authorizations and has filed all notices and registrations that are required under local, state and federal laws and regulations relating to protection of the environment, natural resources, health, safety, waste management, pollution control, product registration and/or Hazardous Materials (as defined below in this Section 3.19) ("Environmental Laws") and is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

                  (b) Neither Company nor any Company Subsidiary has received written notice of any actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance or any other Environmental Law from any governmental agency or any third party relating to the release or threatened release of any Hazardous Material to any environmental medium or the cleanup or investigation of any Hazardous Material found in any environmental medium.

                  (c) Neither Company nor any Company Subsidiary has entered into or agreed to enter into or is in negotiations with respect to any consent decree or order, and neither Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the investigation or cleanup of Hazardous Materials under, any Environmental Laws.

                  (d) Neither Company nor any Company Subsidiary has received within the past five years any notice of violation or been subject to any administrative or judicial proceeding alleging violation of applicable Environmental Laws.

                  (e) Neither Company nor any Company Subsidiary is subject to any claim, obligation, liability (whether based on strict liability or otherwise), loss, damage or expense of any kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Company or any Company Subsidiary, or any of their employees, agents or representatives or arising out of the ownership, use, control or operation by Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased or used by or on behalf of Company or any Company Subsidiary) from which any Hazardous Materials were or are being released into the environment (the term "release" meaning any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment of any barrels, containers, tanks or other closed receptacles containing any Hazardous Material), and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

                  (f) Company has provided Parent with true, correct and complete copies of all documents of Company and the Company Subsidiaries relating to environmental matters or matters otherwise regulated under any applicable Environmental Law. Neither Company nor any Company Subsidiary has paid any fines, penalties or assessments for violations of Environmental Laws within the past five years.

                  (g) None of the real property leased or occupied by Company or any Company Subsidiary or any other assets, improvements or equipment of Company or any Company Subsidiary contains any asbestos-containing material (other than non-friable floor tile, roofing material and drywall material), polychlorinated biphenyls ("PCBs") or underground storage tanks and to the knowledge of Company and any Company Subsidiary, never contained any PCBs or underground storage tanks.

                  (h) Company has provided Parent with copies of all work place or worker exposure measurements made by or on behalf of Company or any Company Subsidiary, including, without limitation, all work place or worker exposure measurements for particulates, Occupational Safety and Health Administration ("OSHA") hazardous chemicals and Hazardous Materials. At no time since December 31, 1992, have conditions in the work place resulted in an exceedance or a violation of any OSHA permissible exposure level for workers of Company or any Company Subsidiary or of any similar state or local statute, ordinance or regulation intended to protect workers. Company has established and is in full compliance with its OSHA Hazard Communication Program and is in full compliance with all other applicable OSHA standards, including, without limitation, the blood borne pathogens standard.

                  (i) There is no radon or regulated radioactive materials present on any real property leased or occupied by Company or any Company Subsidiary or any other assets, improvements, or equipment of Company or any Company Subsidiary.

                  (j) There is not now and, to the knowledge of Company and any Company Subsidiary, never has been, in or at any real property leased or occupied by Company or any Company Subsidiary, or any portion thereof any: (1) surface impoundment, lagoon, containment facility or other unit regulated under any applicable Environmental Law, for the temporary or permanent storage, treatment or disposal of Hazardous Materials or (2) landfill or solid waste disposal area.

As used in this Section 3.19, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, chemical or waste, the generation, use, handling, recycling, reclamation, transportation, release, treatment, storage or disposal of which by Company or any Company Subsidiary is or has been in any way governed by or subject to any applicable Environmental Law.

         3.20 Insurance Policies. Section 3.20 of the Disclosure Letter sets forth a complete and accurate list and description (including the amount of coverage provided thereunder) of all insurance policies in force naming
Company, any Company Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee and for which Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Neither Company nor any Company Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein including, without limitation, the timely payment of all premiums due and payable thereunder. There are no pending claims against such insurance by Company or any Company Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed by Company or any Company Subsidiary.

         3.21 Absence of Certain Business Practices. None of Company, the Company Subsidiaries or, to Company's knowledge, any officer, employee or agent of Company or any of the Company Subsidiaries or any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, vendor, governmental employee or other person who is or may be in a position to help or hinder the business of Company or any of the Company Subsidiaries (or assist Company or any of the Company Subsidiaries in connection with any actual or proposed transaction) (a) which might subject Company or any of the Company Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which, if not continued in the future, would have or would reasonably be expected to have a Material Adverse Effect on Company or which would or would reasonably be expected to subject Company or any of the Company Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (c) for any of the purposes described in Section 162(c) of the Code, or (d) for establishment or maintenance of any concealed fund or concealed bank account.

         3.22 Accounts Receivable and Net Investment in Direct Finance Leases and Loans: Restricted Cash.

                  (a) All accounts receivable and net investment in direct finance leases and loans of Company and the Company Subsidiaries which are reflected in the September Balance Sheet (i) are valid, existing and collectible in a manner consistent with Company's (or the Company Subsidiaries') past practice without resort to legal proceedings or collection agencies, except where the failure to be so valid, existing and collectible does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) represent monies due in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Section 3.22(a) of the Disclosure Letter sets forth all accounts receivable and net investment in direct finance leases and loans, the scheduled payments under which were more than

60 days past due at September 30, 1998. Neither Company nor any Company Subsidiary has ever factored any of its accounts receivable, excluding direct finance lease and loan receivables.

                  (b) Since the date of the Interim Balance Sheet, the amount of cash or cash equivalents of Company and the Company Subsidiaries classified on the Interim Balance Sheet as "restricted cash" has not decreased and such restricted cash equals or exceeds the amount required to be reserved by Company and the Company Subsidiaries under the Securitization Agreements.

         3.23     Transactions with Affiliates. Except as set forth in Section
3.23 of the Disclosure Letter, no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of Company or any Company Subsidiary or, to Company's knowledge, any person with whom any such director, officer or other affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in (i) any contract, arrangement or understanding with Company or any Company Subsidiary, or relating to the business or operations of Company or any Company Subsidiary, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company or any Company Subsidiary, or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Company or any Company Subsidiary.

         3.24 Fairness Opinion. The Board of Directors of Company has received an opinion dated the date hereof from Piper Jaffray Inc. to the effect that as of such date the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such shareholders.

         3.25 Antitakeover Statutes; Shareholders' Rights Plan. Each of Company and the Board of Directors of Company has taken all action required to be taken by it in order to exempt this Agreement and the Shareholders' Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Shareholders' Option Agreement and the transactions contemplated hereby and thereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or similar or other antitakeover laws and regulations of any state. Company does not have a "shareholders' rights plan", "poison pill" or similar plan or arrangement.

         3.26 Board Recommendations. The Board of Directors of Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the shareholders of Company, and (ii) resolved to recommend that the holders of the shares of capital stock of Company entitled to vote thereon approve this Agreement and the transactions contemplated hereby (including the Merger).

         3.27 Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries in connection with this Agreement, the Shareholders' Option Agreement or any of the transactions contemplated hereby or thereby, except that Company has retained Credit Suisse First Boston Corporation and Piper Jaffray Inc. as its financial advisors, whose fees and expenses will be paid by Company. Company has previously delivered to Parent complete copies of the engagement letters and all other agreements entered into by Company with each of Credit Suisse First Boston Corporation and Piper Jaffray Inc.

         3.28 Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code (including, without limitation, any distribution of property or other transaction that would cause Company not to hold "substantially all of its properties", within the meaning of Section 368(a)(2)(E)(i) of the Code, after the Merger).

         3.29 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of the Series A Shares, voting as a class with respect to this Agreement and the Merger, are the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement and the Merger.

         3.30 No Existing Discussions. Prior to the date hereof, Company has engaged in an auction process pursuant to which it, directly and through its financial advisors, has discussed with other parties the possibility of consummating a transaction which was the subject of an Acquisition Proposal from such parties. As of the date hereof, Company has terminated all such discussions and is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

         3.31 Representations and Warranties of Identified Shareholders. As an inducement to Parent and Sub to enter into this Agreement and consummate the transactions contemplated hereby, and subject to Section 8.11 hereof, each Identified Shareholder hereby severally, and not jointly, represents and warrants to Parent and Sub as follows:

                  (a) This Agreement has been duly executed and delivered by him, and the provisions of Sections 3.31, 5.15, 5.18, 6.3(c)(ii), and Article 8 hereof including, without limitation, Section 8.11 constitute his valid and binding obligations, enforceable against him in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

                  (b) The execution and delivery of this Agreement and the fulfillment of his obligations under the provisions of Section 3.31, the last sentence of 5.15, 5.18, 6.3(c)(ii), and Article 8 hereof including, without limitation, Section 8.11 do not and will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which he is a party, or by which he may be bound, or to which he or any of his properties or assets may be subject or (ii) violate or conflict with any judgment, ruling, order, writ, injunction or decree, or any statute, rule or regulation applicable to him or any of his properties or assets.

                  (c) He has reviewed the representations and warranties of Company set forth herein and, to his knowledge, such representations and warranties are accurate and correct in all material respects.

                  (d) The representations and warranties of such Identified Shareholder set forth in the Shareholders' Option Agreement are accurate and correct.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         As an inducement to Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent hereby represents and warrants to Company as follows:

         4.1      Organization, Good Standing and Power.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (as defined below). Parent has delivered to Company complete and correct copies of its articles of incorporation and bylaws and all amendments thereto to the date hereof that have been requested by Company. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (b) a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

                  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Sub has delivered to Company complete and correct copies of its certificate of incorporation and bylaws and all amendments thereto to the date hereof that have been requested by Company.

         4.2 Capitalization. The authorized capital stock of Parent consists of 1.2 billion shares of Common Stock, par value $.60 per share, of which, as of October 30, 1998, 454,435,465 shares were issued and outstanding. All of the shares of Parent Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Disclosure Letter, free of preemptive rights. Parent owns all of the outstanding capital stock of Sub.

         4.3 Authority; Enforceability. Each of Parent and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and this Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

         4.4      Non-Contravention; Consents.

                  (a) Except as set forth in Section 4.4(a) of the Disclosure Letter, neither the execution, delivery and performance by Parent or Sub of this Agreement, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will:

                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or expiration of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub, under any of the terms, conditions or provisions of,
         (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which Parent or any of its subsidiaries may be bound, or to which Parent or any of its subsidiaries or the properties or assets of any of them may be subject, and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any judgment, award, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (b) Except as set forth in Section 4.4(b) of the Disclosure Letter and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement.

         4.5      SEC Reports.

                  (a) Parent has heretofore made available to Company true copies of all reports, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Exchange Act (collectively, the "Parent Reports"), together with all exhibits thereto, that Company has requested.

                  (b) All of the financial statements included in the Parent Reports (which are collectively referred to herein as the "Parent Consolidated Financial Statements") fairly presented the consolidated financial position of Parent and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments).

                  (c) As of their respective dates, the Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.6 Registration Statement, Etc. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement and (b) the Proxy Statement will, at the respective times such documents are filed with the SEC, and, in the case of the Registration Statement, when it becomes effective, or at the time any amendment or supplement thereto becomes effective, cause such documents to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, in the case of the Proxy Statement, when first mailed to the shareholders of Company, or at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by Parent with respect to statements made therein based on information supplied by Company or with respect to information concerning Company which is incorporated by reference in the Registration Statement or the Proxy Statement.

         4.7 Litigation. Except as set forth in the Parent Reports, there are no litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         4.8 No Violation of Law. Except as set forth in the Parent Reports, the business and operations of Parent and its subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where the failure to be in compliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         4.9 Brokers and Finders. Neither Parent nor any of its subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries, in connection with this Agreement, the Shareholder's Option Agreement or any of the transactions contemplated hereby or thereby.

         4.10 Merger. Neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.


                                   ARTICLE 5

                       CONDUCT AND TRANSACTIONS PRIOR TO
                       EFFECTIVE TIME; CERTAIN COVENANTS

         5.1 Access and Information. Upon reasonable notice, each of Company and Parent shall (and Company shall cause the Company Subsidiaries to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and the Company Subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and the Company Subsidiaries' respective officers, employees, auditors, attorneys and agents; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or the Company Subsidiaries. All confidential information provided pursuant to this Section 5.1 will be subject to the Confidentiality Agreements, dated, respectively, as of August 12, 1998 and November 9, 1998 (the "Confidentiality Agreements"), between Company and Parent.

         5.2      Conduct of Business Pending Merger.

                  (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, Company and the Company Subsidiaries will operate their businesses only in the ordinary course in the same manner as previously conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary course of business consistent with past practices or as expressly permitted by this Section 5.2; and, consistent with such operation, will use all commercially reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their customers, vendors, business partners and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be impaired at the Effective Time, and will further exercise all commercially reasonable efforts to maintain their existing relationships with their employees in general.

                  (b) Company agrees that from the date hereof to the Effective Time, except as otherwise consented to by Parent in writing, (i) neither it nor any Company Subsidiary will change any provision of its Articles of Incorporation or Bylaws or similar governing documents, (ii) neither it nor any Company Subsidiary will make, declare or pay any dividend or other distribution, and (iii) neither it nor any Company Subsidiary will make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue, grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock or otherwise make any change in its capital structure; provided, however, that nothing set forth in this Section 5.2(b) shall be deemed to restrict the issuance by Company of Company Common Stock pursuant to the exercise of any of the Company Options or warrants disclosed in Section 3.3 of the Disclosure Letter in accordance with the terms thereof as in effect on the date hereof or upon conversion of the Series A Shares in accordance with the terms of the Certificate of Determination and Subscription Agreement relating thereto as in effect on the date hereof.

                  (c) Without limiting the undertakings of Company pursuant to Section 5.2(a) and 5.2(b), Company agrees that from the date hereof to the Effective Time it will not take, or permit any Company Subsidiary to take, any of the following actions, except to the extent consented to by Parent in writing:

                  (i) (A) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $100,000) or, except in the ordinary course of business under existing lines of credit or existing Securitization Facilities, create, incur or assume any short-term debt for borrowed money, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except in the ordinary course of business and consistent with past practice, (C) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice provided, however, that in no event shall Company or any Company Subsidiary make any loan or advance to any person in an amount in excess of $500,000 that is not committed by a third-party to be purchased by such party on a non-recourse basis, (D) make any capital contributions to, or investments in, any person, or (E) make any capital expenditure involving in excess of $100,000 in the case of any single expenditure or $300,000 in the case of all capital expenditures;

                  (ii) sell, transfer, convey, assign, mortgage or pledge any of its properties or assets involving amounts individually in excess of $100,000 or in the aggregate in excess of $250,000, except in the ordinary course of business consistent with past practice;

                  (iii) take any action to (x) amend or terminate any Company Benefit Plan, (y) implement a general increase in the compensation or benefits of its employees or to increase the compensation payable to its directors, officers or key employees involving in the aggregate in excess of $30,000, adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its employees including, without limitation, severance benefits or benefits payable in connection with a change of control transaction involving Company;

                  (iv) amend, cancel, terminate or renew or agree to the amendment, cancellation, termination or renewal of any Material Contract or enter into any new Material Contract other than (x) the amendment of any Material Contract with a Business Partner identified pursuant to Section 3.11(f) to effect the terms set forth in the form of amendment previously agreed to by Company and Parent and (y) such actions taken with respect to a Material Contract with a non-recourse lender that do not involve, provide for or relate to a funding commitment or obligation on the part of Company;

                  (v) enter into any negotiation with respect to any collective bargaining agreement;

                  (vi) make any change in any accounting methods or any material change in any systems of internal accounting controls or lease portfolio servicing practices, except as may be appropriate to conform to changes in generally accepted accounting principles;

                  (vii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and under any existing agreements identified in Section 3.23 of the Disclosure Letter) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act) or any employee, consultant or contractor;

                  (viii) acquire any interest in or form or commence the operations of any business or any corporation, partnership, joint venture, marketing arrangement, association or other business organization or division thereof;

                  (ix) make any Tax election, or settle or compromise any Tax liability that Company has contested upon audit;

                  (x) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts individually in excess of $100,000 or in the aggregate in excess of $250,000, other than the payment, discharge or satisfaction of liabilities when due (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) incurred since June 30, 1998 in the ordinary course of business consistent with past practice and in accordance herewith;

                  (xi) modify its credit approval/declination criteria and practices in any material respect;

                  (xii) fail to perform in any material respect its obligations under any Material Contract (except those being contested in good faith through appropriate proceedings or procedures);

                  (xiii) fail to use all commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Company and the Company Subsidiaries;

                  (xiv) fail to service, in its capacity as servicer under the Securitization Facilities, the lease portfolios subject to such Securitization Facilities in the ordinary course of business consistent with past practice;

                  (xv) fail to use all commercially reasonable efforts to continue to collect its accounts receivable and lease and loan payments due under the leases and loans subject to the Securitization Facilities or held by Company in the ordinary course of business consistent with past practice;

                  (xvi) fail to prepare and file all federal, state, local and foreign returns for Taxes and other Tax reports, filings and amendments thereto required to be filed by it, fail to provide to Parent, copies of all federal income tax returns for Parent's review and approval prior to the filing thereof, which review and approval shall not interfere with the timely filing of such returns, as well as a copy of the calendar setting forth the filing deadlines of all other tax returns, or fail to allow Parent, at its request, to review all tax returns at Company's office prior to the filing thereof, which review and approval shall not interfere with the timely filing of such returns;

                  (xvii) fail to use all commercially reasonable efforts to maintain any federal, state, local or foreign license required to conduct its operations;

                  (xviii) hire any (x) additional employees, other than such new employees whose annual compensation and benefits to not, collectively, involve payments by Company or any Company Subsidiary in excess of $300,000 or (y) additional business partners, other than business partners who enter into with Company a business partner agreement in the form previously agreed to by Parent and Company; or

                  (xix) enter into any agreement to take any of the actions described in Section 5.2(b) or elsewhere in this Section 5.2(c).

If Parent requests that Company or any Company Subsidiary take any action or refrain from taking action between the date of this Agreement and the Closing Date, other than (x) taking actions which Company has agreed (for itself and for the Company Subsidiaries) to take pursuant to the terms of this Agreement or (y) refraining from taking any action which may not be taken by Company or any Company Subsidiary without the prior written consent of Parent pursuant to the terms of this Agreement, Company shall take or refrain, or cause any Company Subsidiary to take or refrain, from taking such requested action only if prior thereto Parent and Company agree in writing (A) on the estimated effect of taking such action or refraining from taking such action and (B) the manner in which such effect will be considered (i) for purposes of Sections 6.3(a), as to any failure of the representations and warranties of Company set forth in this Agreement to be true and correct at and as of the Closing Date, (ii) for purposes of Section 6.3(i), as to any reduction in cash and cash equivalents, or (iii) for purposes of Section 6.3(k), with respect to any Material Adverse Change.

                  (d) In connection with the continued operation of the business of Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, Company shall communicate in good faith on a regular and reasonably frequent basis with one or more representatives of Parent designated in writing with respect to the ongoing operations of Company and the Company Subsidiaries. Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such communications.

                  (e) Parent agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing, it will not take, and will cause each of its subsidiaries not to take, any action which would materially and adversely affect the ability of Parent to perform its covenants and agreements under this Agreement.

                  (f) Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in or encourage any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, prior to the approval of the Merger and the transactions contemplated by this Agreement at the Shareholders' Meeting, nothing contained in this Section 5.2(f) shall prohibit the Board of Directors of Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of Company after consultation with and based on the written advice of outside counsel, determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to shareholders under applicable law it is required to take such action,
(B) prior to providing information in any form (whether orally or in writing) to any person or entity, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Acquisition Proposal contains an offer of consideration that is materially superior to the consideration set forth herein. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Parent orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal,
(B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry, (ii) keep Parent reasonably informed of the status and details of any such Acquisition Proposal or inquiry and (iii) negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.2(f) by any officer, director or employee of Company or any Company Subsidiary or any investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.2(f) by Company. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, joint venture, business combination, reorganization or similar transaction involving Company or any Company Subsidiary, or any purchase of all or any significant portion of the assets of Company or any Company Subsidiary. For purposes of this Section 5.2, the term "materially superior" shall mean consideration which, if the transaction subject to such Acquisition Proposal were consummated, would result in the Alternative Transaction Value of the transaction which is the subject of such Acquisition Proposal exceeding the Merger Transaction Value (as such terms are defined in Section 5.4 herein) by 5% or more.

                  (g) Company agrees to take the following actions with respect to Tax matters prior to the Closing:

                  (i) Company and the Company Subsidiaries will prepare and file an amended federal income tax return for the taxable year ended December 31, 1997, if Company and Parent, in consultation with Ernst & Young LLP and Deloitte & Touche LLP, determine that such amendment is appropriate;

                  (ii) Company will use its commercially reasonable efforts to notify Parent promptly concerning all material discussions, meetings and other significant contacts with the Internal Revenue Service relating to the examination of the federal income tax returns of Company, and will provide Parent with a reasonable opportunity to attend and participate in all significant meetings with Internal Revenue Service personnel relating to issues arising in connection with such examination;

                  (iii) Company will prepare and submit to Parent a schedule or memorandum setting forth such information as may reasonably and practicably be requested by Parent relating to all taxing jurisdictions in which Company or any Company Subsidiary has employees or independent contractors, owns property or engages in business activities; and

                  (iv) Company will prepare and submit to Parent a schedule or memorandum setting forth such information as may reasonably and practicably be requested by Parent relating to existing equipment lease transactions in which Company or any Company Subsidiary is the lessor.

         5.3 Fiduciary Duties. Except as set forth below, the Board of Directors of Company shall not (i) withdraw or modify in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal (an "Alternative Transaction"). Notwithstanding the foregoing, if prior to the approval of the Merger and the transactions contemplated by this Agreement at the Shareholders' Meeting Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith, following consultation with and based on the written advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to shareholders under applicable law, the Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to
Section 7.1(b)(v). If (i) the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence, (ii) Parent exercises its right to terminate this Agreement under Section 7.1(c) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence or (iii) the Agreement is terminated as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger at the Shareholders' Meeting and at the time of such meeting an Acquisition Proposal involving Company shall have been announced, Company shall, concurrently with the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Parent the Section 5.4 Fee (as hereinafter defined).

         5.4 Certain Fees. Company shall pay to Parent upon demand $2.0 million upon the occurrence of a Fee Payment Event (the "Section 5.4 Fee"), payable in same-day funds, as liquidated damages and not as a penalty, if the
Section 5.4 Fee is payable pursuant to Section 5.3 to reimburse and compensate Parent for its time, expenses and lost opportunity costs of pursuing the Merger. In addition, if Company enters into an agreement with respect to, or consummates, an Alternative Transaction within one year of the payment by Company of the Section 5.4 Fee and Parent has not exercised the Option to purchase and purchased shares of Company Common Stock under the Shareholder's Option Agreement and agrees not to do so, Company shall pay to Parent an additional fee (the "Topping Fee"), payable in same-day funds, as liquidated damages and not as a penalty, within two days of the earlier of Company entering into such agreement or the consummation of such transaction. The Topping Fee shall be equal to the product obtained by multiplying (a) 25% by
(b) the Incremental Value (as hereinafter defined). The "Incremental Value" shall be equal to the amount by which the "Alternative Transaction Value" shall exceed the "Merger Transaction Value" (each as hereinafter defined). The "Alternative Transaction Value" shall mean the aggregate value of the Alternative Transaction to the shareholders of Company, valued as of the date of the agreement relating to such Alternative Transaction and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. The "Merger Transaction Value" shall mean the aggregate value of the Merger to the shareholders of Company, valued on the basis of Company having outstanding 4,108,785 shares of Common Stock and merger consideration of $11.88 per share of such Common Stock and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. If the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall negotiate with one another in good faith for a period of ten days to resolve such dispute. If, after the expiration of such ten-day period, the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall each engage a nationally recognized investment banking firm to calculate the Alternative Transaction Value or the Merger Transaction Value, or both, as the case may be. If such investment banking firms do not agree as to such disputed valuation(s) after 30 days, such firms shall together appoint a third nationally recognized investment banking firm to resolve such dispute by calculating the disputed valuation(s). The calculation of such third investment banking firm shall be conclusive as to the disputed valuation(s). Each party shall bear the costs and expenses of the investment banking firm engaged by it pursuant to this Section 5.4, and the costs and expenses of a third investment banking firm, if necessary, shall be borne equally by Company and Parent.

         5.5 Takeover Statutes; Inconsistent Actions. If any "fair price," "moratorium," "control share," "business combination," "fair price," "shareholder protection" or similar or other antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger, the Shareholders' Option Agreement or any of the other transactions contemplated hereby or thereby, Company and the Board of Directors of Company shall grant such approvals and take all such actions as are within its authority so that the Shareholders' Option Agreement shall be in full force and effect and so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger, the Shareholders' Option Agreement and the transactions contemplated hereby and thereby. During the term of this Agreement and the Shareholders' Option Agreement, Company shall not adopt, effect or implement any "shareholders' rights plan," "poison pill" or similar arrangement.

         5.6 Consents. Company and Parent will use all commercially reasonable efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement. Company will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Parent, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, or whose consent or approval is required pursuant to the terms of any contract, agreement, license or instrument, including without limitation any Material Contract, to which Company or any Company Subsidiary is a party in order to transfer, convey and vest in Surviving Corporation all of the rights and benefits of Company or any Company Subsidiary under such contract, agreement, license or instrument, except for any contracts, agreements, licenses or instruments of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Company with respect to the Surviving Corporation. Parent will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Parent.

         5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use all commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, including notices and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement and the Shareholders' Option Agreement to be effected as soon as reasonably practicable in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Company and Parent shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

                  (b) If any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger, the Shareholders' Option Agreement or any of the other transactions contemplated by this Agreement or the Shareholders' Option Agreement or seeks damages in connection with this Agreement or the Shareholders' Option Agreement, the parties agree to cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement or the Shareholders' Option Agreement.

                  (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  (d) Without the prior written consent of Parent, Company will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         5.8 NYSE Listing. Parent will use all commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger.

         5.9 Notice. Company shall promptly notify Parent of any material change in the normal course of its or the Company Subsidiaries' business or in the operation of its or the Company Subsidiaries' properties and of the receipt by it or any of the Company Subsidiaries of notice of any governmental complaints, investigations, hearings or inquiries (or communications indicating that the same may be contemplated) or the receipt by it or any of the Company Subsidiaries of a notice of the institution or the threat of litigation involving it or any of the Company Subsidiaries which in any such case, individually or in the aggregate, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and will keep Parent fully informed with respect to such events.

         5.10     Registration Statement; Shareholder Approvals.

                  (a) As soon as is reasonably practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included) and Company shall prepare and file with the SEC the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement; provided that Parent shall be permitted to delay the filing of the Registration Statement and shall have the right to cause Company to extend the date of the Shareholders' Meeting upon a good faith determination by Parent that the filing or use of the Registration Statement would require the disclosure of material information concerning Parent or any subsidiary of Parent which Parent has a bona fide business purpose for preserving as confidential or Parent is unable to comply with SEC requirements (such events are hereinafter referred to as a "Blackout" or as "Blackouts"). In no event shall the length of any Blackout or Blackouts exceed in the aggregate seventy-five (75) days. In the event Parent exercises its right to effect a Blackout or Blackouts, the dates set forth in Section 7.1 shall be extended on a day for day basis by the number of days of such Blackout or Blackouts. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

                  (b) Company shall call a Shareholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. In connection with the Shareholders' Meeting, Company and Parent shall prepare and file the Proxy Statement with the SEC. Company shall mail the Proxy Statement to its shareholders, the Board of Directors of Company, subject to Section 5.3, shall recommend to its shareholders the approval of the Merger and this Agreement, and Company shall use commercially reasonable efforts to obtain such shareholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(b)(v), its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

         5.11 Expenses. Subject to Sections 5.3 and 5.4, if this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger, except that Company and Parent shall divide equally the following expenses: (a) the costs incurred in connection with the printing and mailing of the Registration Statement, the Proxy Statement and related documents, and (b) all filing or registration fees paid by Company or Parent, including state securities laws filing or registration fees, if any.

         5.12 Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 5.12 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system so long as such party consults with the other parties prior to such disclosure. Each of Company and Parent shall promptly notify the other of each report, schedule and other document filed by it or any of its respective subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

         5.13 Tax Treatment. Parent and Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, Company or any of their respective subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and Company shall use their best efforts to cause one or more of their responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the Tax Opinion described in
Section 6.1(f).

         5.14 Employee Benefits. Prior to the Effective Time, Company shall:

                  (a) take all actions necessary to correct any failure to timely file any IRS/DOL/PBGC Form 5500 required to be filed for any Company Benefit Plan pursuant to the Code or ERISA;

                  (b) take all commercially reasonable actions necessary to request an initial favorable determination letter from the Internal Revenue Service on the current form of any Company Benefit Plan which is intended to qualify under Section 401(a) of the Code and has not requested and received such a favorable determination letter; and

                  (c) receive from the Identified Shareholders a written waiver of any benefit or compensation of any kind each such individual would receive under his employment agreement due to a termination of employment after the consummation of the change of control transaction contemplated hereby.

         5.15 Stock Options and Warrants. At the Effective Time, Company's obligations with respect to each outstanding Company Stock Option (as disclosed in Section 3.3 of the Disclosure Letter), as amended in the manner described in the following sentence, shall be assumed by Parent. The Company Stock Options so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Company Stock Options were issued as in effect immediately prior to the Effective Time, except that each such Company Stock Option shall be exercisable (subject to applicable vesting schedules) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Parent Common Stock and the exercise price per share shall be appropriately adjusted. Each warrant disclosed in Section
3.3 of the Disclosure Letter shall be converted into a Parent warrant on the same terms and conditions except that each such warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Parent Common Stock and the exercise price per share shall be appropriately adjusted. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Company Stock Options and warrants pursuant to this Section 5.15 and (ii) promptly after the Effective Time issue to each holder of an outstanding Company Stock Option or warrant a document evidencing the assumption by Parent of Company's obligations with respect thereto under this Section 5.15. Nothing in this Section 5.15 shall affect the schedule of vesting with respect to the Company Stock Options to be assumed by Parent as provided in this Section 5.15. Notwithstanding anything to the contrary set forth herein, each Identified Shareholder agrees (i) to exercise or cause to be exercised all Company Stock Options directly or indirectly beneficially owned by him (the "Identified Shareholder Options") prior to the Effective Time and (ii) that to the extent not exercised in accordance herewith, all Identified Shareholder Options owned by such Identified Shareholder shall automatically terminate at the Effective Time.

         5.16 Company Affiliates. Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted to a vote of the shareholders of Company, possible "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall cause each person who is identified as a possible "affiliate" in such letter to deliver to Parent on or prior to the Effective Time a written statement in the form of Exhibit 5.16 (the "Affiliates Letter"). Parent shall be entitled to place legends on any certificates of Parent Common Stock issued to such possible affiliates to restrict transfer of such shares as set forth above.

         5.17 Supplements to Disclosure Letter. From time to time prior to the Effective Time, Company and Parent will each promptly supplement or amend the respective Disclosure Letters which they have delivered pursuant to this Agreement with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Disclosure Letters or which is necessary to correct any information in any such Disclosure Letters which has been rendered inaccurate by such matter. No supplement or amendment to any such Disclosure Letters shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2(a) or 6.3(a).

         5.18 Post-Closing Cooperation by Identified Shareholders. After the Closing, the Identified Shareholders shall reasonably cooperate with Parent in the conduct of any audit, litigation or other proceeding with respect to any Tax matter involving Company or any Company Subsidiary and shall deliver promptly to Parent any Tax refund received by such Identified Shareholder of Taxes previously paid by Company or any Company Subsidiary.

         5.19 Indemnification of Directors and Officers and Identified Shareholders

         (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions or substantially similar provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

         (b) In the event that (i) Parent exercises the Option granted to it pursuant to the Shareholders' Option Agreement and purchases from the Identified Shareholders the shares of

Company capital stock subject to such Option, (ii) Parent shall require Company to close the Merger notwithstanding the existence of pending litigation against the Identified Shareholders with respect to the exercise by the Parent of the Option, and (iii) the Identified Shareholders shall not have failed to satisfy their obligations under Section 21(b) of the Shareholders' Option Agreement, Parent shall indemnify, defend and hold harmless the Identified Shareholders (collectively, the "Indemnified Parties") against all losses, liabilities, expenses and costs, including, in settlement of, with the approval of the Surviving Corporation, or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), to the extent such liabilities, expenses or costs arise from or occur by reason of the fact that Parent exercised the Option and acquired the shares of capital stock subject thereto.

         (c) For six years from the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance coverage; provided, however, that (i) in lieu of the purchase of such insurance by the Surviving Corporation or Parent, the Company, with Parent's written consent, may purchase a six-year extended reporting period endorsement under its existing directors' and officers' liability coverage and (ii) if the cost of such insurance in any year during such six-year period shall exceed 150% of the premium cost for such policy during the year ended December 31, 1998, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide coverage affording the same protection as maintained by Parent as of such date for its officers and directors.

         (d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.19.

         5.20 Certain Consents. Company shall use all commercially reasonable efforts to provide to Parent prior to the Effective Time the written consent to the Merger and the transactions contemplated hereby of each of (i) First Union and SunAmerica as providers of Company's Securitization Facilities, MBIA Insurance Corporation as bond insurer of such Securitization Facilities and the trustee and purchasers of certificates under such Securitization Facilities (x) indicating that at the Effective Time there exists no default on the part of Company or any Company Subsidiary under the Securitization Agreements between such parties and Company or any Company Subsidiary and Company and the Company Subsidiaries have performed in all material respects their obligations under the Securitization Agreements and (y) First Union's and SunAmerica's willingness to enter into certain specified amendments to the Securitization Facilities previously approved by Company, (ii) First Union as lender to Company under the $30 million

Warehouse Facility and $7 million Working Capital Line provided to Company by First Union indicating that at the Effective Time there exists no default, event of default or facts or circumstances that with notice, the passage of time or both would constitute an Event of Default under either the Warehouse Facility oro the Working Capital Line and (iii) Xerox Centre Partners as landlord ("Landlord") with respect to Company's Santa Ana headquarters indicating that the Surviving Corporation will have the right to exercise Company's renewal option under the Lease dated August 18, 1994 between Landlord and Company on the terms set forth in such Lease.


                                   ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

         6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock and the affirmative vote or consent of the holders of at least two-thirds (2/3) of the outstanding of Series A Shares.

                  (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on Company or a Material Adverse Effect on Parent, shall have been obtained without the imposition of any condition having a Material Adverse Effect on Company or a Material Adverse Effect on Parent.

                  (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

                  (d) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

                  (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC.

                  (f) Parent and Company each shall have obtained a written opinion of King & Spalding, counsel to Parent, reasonably acceptable to Parent and Company (the "Tax Opinion"), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of Parent Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares or Dissenting Shares). The Tax Opinion will be addressed to each of Parent and Company. In rendering the Tax Opinion, such counsel shall be entitled to rely on the accuracy of facts set forth in the officers' certificates described in
Section 5.13.

                  (g) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (h) The sale of Parent Common Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under State securities laws and such qualifications or registrations shall not have been suspended or revoked.

         6.2 Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by
Company:

                  (a) (i) the representations and warranties of Parent set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Parent" or otherwise qualified by materiality shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date (which representations and warranties shall be true and correct as of such date) and except to the extent contemplated by this Agreement, (ii) the representations and warranties of Parent set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Parent" but are otherwise qualified by materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (iii) the representations and warranties of Parent set forth in this Agreement which are qualified by the phrase "Material Adverse Effect on Parent" shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (iii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any exception or "Material Adverse Effect on Parent" qualifier), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent.

                  (b) Parent and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Parent shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

                  (d) Company shall have received from Ernst & Young LLP letters dated (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Parent included in the Registration Statement, in each case in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  (e) Company shall have received an opinion, dated the Closing Date, of the General Counsel of Parent, in the form previously agreed to by Company and Parent.

                  (f) No suit, investigation, action or other proceeding shall be pending against Parent before any court or governmental agency which would result in the restraint or prohibition of Parent, or the obtaining of damages or other relief from Parent, in connection with this Agreement or the consummation of the transactions contemplated hereby which would in any such case, individually or in the aggregate, have a Material Adverse Effect on Parent.

         6.3 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Parent:

                  (a) (i) the representations and warranties of Company set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Company" or otherwise qualified by materiality shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date (which representations and warranties shall be true and correct as of such date) and except to the extent contemplated by this Agreement, (ii) the representations and warranties of Company set forth in this Agreement which are not qualified by the phrase "Material Adverse Effect on Company" but are otherwise qualified by materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) the representations and warranties of Company set forth in this Agreement which are qualified by the phrase "Material Adverse Effect on Company" shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (iii) such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any exception or "Material Adverse Effect on Company" qualifier), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Company, and (iv) the representations and warranties of the Identified Shareholders shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date.

                  (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Company shall furnish Parent with a certificate of (i) its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a)(i), (ii) and (iii) and Section 6.3(b) and (ii) the Identified Shareholders as to compliance with the conditions set forth in Section 6.3(a)(iv).

                  (d)     Parent shall have received from Deloitte & Touche LLP
(A) letters dated (i) the date of the Proxy Statement and (ii) the Closing Date, with respect to certain financial information regarding Company included in the Proxy Statement, in each case in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement and (B) an agreed upon procedures report dated the Closing Date with respect to the unaudited consolidated balance sheet and related unaudited consolidated results of operations, shareholders' equity and cash flow of Company for the quarter ended December 31, 1998 and each month ended during the period between January 1, 1999 and the Closing Date (the "Bring-Down Financial Statements").

                  (e) Parent shall have received an Affiliates Letter from each possible "affiliate" described in Section 5.16.

                  (f) Parent shall have received an opinion, dated the Closing Date, of O'Melveny & Myers LLP, counsel to Company, in the form previously agreed to by Parent and Company.

                  (g) No suit, investigation, action or other proceeding (i) shall be pending or overtly threatened against Parent, Company or any of the Company Subsidiaries by any governmental agency which seeks to restrain or prohibit the consummation of the Merger, (ii) shall be pending against Parent, Company or any of the Company Subsidiaries that seeks damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby which would, if successful, result in a Material Adverse Effect on Parent, (iii) shall be pending against Parent, Company or any of the Company Subsidiaries that seeks damages or other relief which would reasonably be expected to exceed, individually or in the aggregate, $1 million, if pending against Parent, or result, individually or in the aggregate, in a Material Adverse Effect on Company if pending against Company or any Company Subsidiary, or (iv) shall be pending against Parent, Company or any of the Company Subsidiaries that would reasonably be expected to result in any orders restricting Company or any Company Subsidiary from conducting its business as now being conducted which, individually or in the aggregate, would have a Material Adverse Effect on Company.

                  (h) Each of the directors of Company requested by Parent to do so shall have tendered to Parent resignation letters on or prior to the Closing Date, such resignations to be effective at the Effective Time.

                  (i) Company shall have (i) at least $21 million in cash and cash equivalents, including cash and cash equivalents classified as restricted cash on its balance sheet and such amount of restricted cash equals or exceeds the amount of restricted cash required to be reserved by Company and the Company Subsidiaries under the Securitization Agreements and (ii) retained all cash proceeds obtained in connection with the exercise of Common Stock Options and shall deliver to Parent a certificate to such effect signed by Company's Chief Financial Officer.

                  (j)     [intentionally omitted].

                  (k) Between the date of this Agreement and the Closing Date, no event or events shall have occurred which constitutes or constitute or would reasonably be expected, individually or in the aggregate to result in, a Material Adverse Change. For purposes of this Section 6.3(k), a "Material Adverse Change" shall mean the existence of any of the following conditions, the existence of any of which conditions is attributable to facts, circumstances or events specific to or relating to Company and/or the Company Subsidiaries and their business and operations and which condition is not primarily the result of facts, circumstances or events affecting the commercial equipment leasing industry generally (a "Commercial Equipment Leasing Industry Event"), (i) Company shall have originated, in the ordinary course of business consistent with past practices, leases for the year ended December 31, 1998 having an aggregate value of less than $215,000,000, (ii) the leases and loans in Company's and the Company Subsidiaries' portfolio (whether owned directly or conveyed under the Securitization Facilities) (the "Leases and Loans"), the scheduled payments in respect of which are 30 days or more past due at the end of the calendar month immediately preceding the Closing Date, exceed in aggregate dollar value more than 10% of the aggregate dollar value of all outstanding Leases and Loans as of that date, or (iii) at the end of the calendar month immediately preceding the Closing Date (the "calculation date") the ratio of the gross unpaid contract balance of Lease and Loan account, the scheduled payments in respect of which are 180 days past due, to the gross unpaid contract balance of all Lease and Loan accounts exceeds the same ratio computed as of September 30, 1998, by (x) 100 basis points, in the event the Closing Date occurs on or prior to March 31, 1999 and (y) 125 basis points, in the event the Closing

Date occurs on or after April 1, 1999. For purposes of this Section 6.3 (k), the ratio at September 30, 1998 and the ratio at the calculation date will be computed without giving effect to (a) any Lease and Loan account written off during the three-month period immediately preceding September 30, 1998 and during the three-month period immediately preceding the end of the month immediately preceding the Closing Date, respectively, and (b) any extension of payments, grace periods, rollovers, Lease and Loan amendments or modifications or similar practices granted to or with respect to any Lease or Loan account since September 30, 1998 unless they are consistent with past practices and in the ordinary course of business. Notwithstanding anything to the contrary set forth herein, any Lease and Loan account write-off made between September 30, 1998 and the Closing Date shall be made in the ordinary course of business consistent with the Company's past practices. In making a determination as to whether a Material Adverse Change is primarily the result of facts, circumstances or events which constitute a Commercial Equipment Leasing Industry Event, the parties shall compare the results of operations and portfolio performance of Company and the Company Subsidiaries to the results of operations and portfolio performances of other companies in the commercial equipment leasing industry.

                  (l) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Company or Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Parent, shall have been obtained.


                                   ARTICLE 7

                   TERMINATION AND ABANDONMENT OF THE MERGER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the shareholders of Company:

                  (a)     by the mutual written consent of Parent and Company;

                  (b)     by Company if:

                  (i)     subject to any applicable extension pursuant to
         Section 5.10(a) or Section 7.4, the Merger is not consummated on or before June 30, 1999, unless the failure of such occurrence shall be due to the failure of Company to perform, satisfy or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                  (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 by the Effective Time and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                  (iii) Company is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Company of its obligations hereunder and such injunction shall not have been withdrawn by June 30, 1999, subject to any applicable extension pursuant to Section 5.10(a) or Section 7.4;

                  (iv) the holders of Company Common Stock do not approve this Agreement and the Merger at the Shareholders' Meeting or the holder of the Series A Shares does not approve this Agreement and the Merger; or

                  (v) the Board of Directors of Company, subject to and in compliance with Section 5.3, shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal.

                  (c)     by Parent if:

                  (i)     subject to any applicable extension pursuant to
         Section 5.10(a) or Section 7.4, the Merger is not consummated on or before June 30, 1999, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform, satisfy or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                  (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 by the Effective Time and such conditions are not waived by Parent, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                  (iii) Parent is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Parent of its obligations hereunder and such injunction shall not have been withdrawn by June 30, 1999, subject to any applicable extension pursuant to Section 5.10(a) or Section 7.4;

                  (iv) the holders of Company Common Stock do not approve this Agreement and the Merger at the Shareholders' Meeting or the holder of the Series A Shares does not approve this Agreement and the Merger and convert the Series A Shares into Company Common Stock;

                  (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

                  (vi) holders of shares of Company Common Stock representing 5% or more of the outstanding shares of Company Common Stock shall have exercised their appraisal/dissenters rights in accordance with the CGCL.

         7.2 Specific Performance and Other Remedies. The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, if any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that if either party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non- breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         7.3 Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders (other than the Identified Shareholders as set forth herein) and except (i) as provided in the second sentence of Section 5.1, and in Sections 5.3, 5.4, 5.5, 5.11 and 8.11 and (ii) to the extent that such termination results from the breach in any material respect by any party hereto of any representation, warranty or covenant hereunder.

         7.4 Termination Date Extension. Notwithstanding anything to the contrary set forth herein, Parent shall have the unilateral right to extend the dates set forth in Section 7.1 from June 30, 1999 to September 30, 1999 in the event that the Merger has not been consummated by June 30, 1999 (subject to any applicable extension pursuant to Section 5.10) as a result of any condition set forth in Section 6.3 (other than the condition set forth in Section 6.3(k)) having not been satisfied.

                                   ARTICLE 8

                                 MISCELLANEOUS

         8.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Parent or Company without action of the shareholders, whether before or after the Shareholders' Meeting; provided, however, that after approval of the shareholders of Company no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's shareholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such shareholders unless such amendment is approved by Company's shareholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Parent and Sub.

         8.2 Non-Survival of Representations, Warranties and Agreements. Except for the agreements contained in Sections 1.2, 1.3, 1.4, 1.5, 1.6, 1.7, 3.31, 5.5, 5.11, 5.15, 5.18, 5.19 and Article 8 and the representations and warranties of the Identified Shareholders in the certificate to be delivered pursuant to Section 6.3(c)(ii), none of the representations, warranties and agreements of Company, Parent, Sub or the Identified Shareholders in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective shareholders (other than the Identified Shareholders on the terms specifically set forth in Sections 3.31, 5.15, 5.18, 6.3(c)(ii), 8.2 and 8.11), directors or officers have any liability to the other parties hereto after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. Subject to the foregoing, the sole right and remedy arising from a misrepresentation or breach of warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the rights and remedies provided in Sections 5.1, 5.3, 5.4, 5.11, 7.2, 7.3 and 7.4.

         8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                           If to Company:

                           Rockford Industries, Inc.
                           1851 East First Street, Suite 600
                           Santa Ana, California  92705
                           Facsimile:  (714) 547-5091
                           Attn:  President

                           With a copy to:

                           O'Melveny & Myers LLP
                           Suite 1700
                           610 Newport Center Drive
                           Newport Beach, California  92660
                           Facsimile:  (714) 669-6994
                           Attn:  J. Jay Herron, Esq.

                           If to Parent or Sub:

                           American Express Company
                           200 Vesey Street, 49th Floor
                           New York, New York  10285
                           Facsimile:  (212) 619-7099
                           Attn:  Carol V. Schwartz, Esq.

                           With a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia  30303
                           Facsimile:  (404) 572-5146
                           Attn:  Bruce N. Hawthorne, Esq.


         8.4 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

         8.6 Entire Agreement. This Agreement (including the Disclosure Letter) and the Confidentiality Agreements contain the entire agreement between Parent, Sub and Company with respect to the Merger and the matters contemplated hereby, and supersede all prior arrangements or understandings between Parent, Sub and Company with respect to the subject matter hereof, including the Letter of Intent dated October 16, 1998. This Agreement and the Shareholders' Option Agreement contain the entire agreement between Parent and the Identified Shareholders with respect to the matters addressed herein and therein and supersede all prior agreements or understandings with respect to the subject matter hereof or thereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

         8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         8.9 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         8.11 Liability of Identified Shareholders. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties of the Identified Shareholders set forth in Section 3.31 hereof (and in the Closing Certificate to be delivered by the Identified Shareholders pursuant to
Section 6.3(c)(ii) hereof) and the covenants of the Identified Shareholders in Sections 5.15 and 5.18 shall survive the Merger indefinitely. The Identified Shareholders shall have liability with respect to any breach of the representations and warranties to Parent set forth in Section 3.31(c) on a several basis based on their pro rata Company Common Stock ownership prior to the Merger only in the event that in making such representations and warranties an Identified Shareholder is determined to have acted with actual and intentional fraud.

         8.12 Definition of Company's Knowledge. For purposes of this Agreement, the term Company's knowledge shall mean the actual knowledge of any of Gerry Ricco, Larry Hartmann, Brian Seigel, Kevin McDonnell, Tom Ware, Robert Sweeney and Linda Fulton.

         8.13     Disclosure Letter.

                  The disclosures in the Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section and Subsection of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                        AMERICAN EXPRESS COMPANY


                                        By: /s/ STEVE ALESIO
                                           -------------------------------------
                                        Name:  Steve Alesio
                                        Title: Authorized Signatory


                                        By: /s/ STEPHEN P. NORMAN
                                           -------------------------------------
                                        Name:  Stephen P. Norman
                                        Title: Secretary


                                        RXP ACQUISITION CORPORATION


                                        By: /s/ DANNY LAM
                                           -------------------------------------
                                        Name:  Danny Lam
                                        Title: President

                                        By: /s/   STEPHEN P. NORMAN
                                           -------------------------------------
                                        Name:  Stephen P. Norman
                                        Title: Vice-President and Secretary


                                        ROCKFORD INDUSTRIES, INC.


                                        By: /s/ GERRY J. RICCO
                                           -------------------------------------
                                        Name:  Gerry J. Ricco
                                        Title: President


                                        By: /s/ BRIAN A. SEIGEL
                                           -------------------------------------
                                        Name:  Brian A. Seigel
                                        Title: Secretary



                                        IDENTIFIED SHAREHOLDERS ONLY WITH
                                        RESPECT TO SECTIONS 3.31, 5.15, 5.18,
                                        6.3(C)(II), ARTICLE 8 INCLUDING, WITHOUT
                                        LIMITATION, SECTION 8.11 HEREOF.


                                         /s/ GERRY J. RICCO
                                        ----------------------------------------
                                        Gerry J. Ricco


                                         /s/ BRIAN A. SEIGEL
                                        ----------------------------------------
                                        Brian A. Seigel


                                         /s/ LARRY HARTMANN
                                        ----------------------------------------
                                        Larry Hartmann